Exhibit 99.2

Second-Quarter 2012 Results—Supplemental Information

1)	What were multiclient sales in the second quarter of 2012?

Multiclient sales, including transfer fees, were $213 million in the second quarter of 2012.

2)	What was the WesternGeco backlog at the end of the second quarter of 2012?

WesternGeco backlog, which is based on signed contracts with customers, was approximately $1.18 billion at the end of the second quarter of 2012.

3)	What were the Schlumberger pretax and after-tax returns-on-sales from continuing operations for the second quarter of 2012, excluding charges and credits?

The Schlumberger pretax return on sales from continuing operations, excluding charges and credits, was 17.8% for the second quarter of 2012 versus 17.2% for the first quarter of 2012.

The Schlumberger after-tax return on sales from continuing operations, excluding charges and credits, was 13.4% for the second quarter of 2012 versus 13.1% for the first quarter of 2012.

4)	What was the Schlumberger Net Debt† at the end of the second quarter of 2012?

Net debt was $6.7 billion at June 30, 2012—$919 million higher than at the end of the previous quarter.

Liquidity during the quarter was used primarily for working capital of $1.21 billion, capital expenditures of $1.12 billion, $682 million of acquisitions and $499 million of stock repurchases, partially offset by the proceeds from the sale of Wilson distribution business of $906 million.

†Net Debt represents gross debt less cash, short-term investments and fixed income investments, held to maturity.

5)	What was included in “Interest and other income, net” for the second quarter of 2012?

“Interest and other income, net” for the second quarter of 2012 consisted of the following:

($ millions)
Equity in net earnings of affiliated companies	$39
Interest Income	6

$45

6)	How did interest income and interest expense change during the second quarter of 2012?

Interest income of $6 million was down $4 million sequentially. Interest expense of $78 million was down $2 million sequentially.

7)	Why was there a difference between the consolidated Schlumberger pretax income and the total pretax income of Oilfield Services?

The difference consisted of such items as corporate expenses and interest income and interest expense not allocated to the segments, as well as interest on postretirement medical benefits, stock-based compensation expense and the amortization expense associated with intangible assets recorded in connection with the Smith acquisition.

8)	What was the effective tax rate (ETR), excluding charges and credits, for the second quarter of 2012?

The ETR for the second quarter of 2012 was 24.0% and in the prior quarter was 23.6%, excluding charges and credits in both periods.

The ETR for full-year 2012 is expected to be in the mid twenties, although some volatility may be experienced in the ETR on a quarterly basis primarily due to the geographic mix of earnings.

9)	What is the capex guidance for the full year 2012?

Schlumberger capex is still expected to be approximately $4.5 billion for the full-year 2012.

D)	Non-GAAP Financial Measures

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this document also includes non-GAAP financial measures (as defined under SEC Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

	( Stated in millions except per share amounts )
	Second Quarter 2012
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger income from continuing operations, as reported	$1,839	$445	$12	$1,382	$1.03
Merger and integration costs	22	1	—	21	0.02

Schlumberger income from continuing operations, excluding charges & credits	$1,861	$446	$12	$1,403	$1.05

	Second Quarter 2012
	GAAP	Excluding Charges
Pretax return on sales	17.6%	17.8%
After tax return on sales	13.2%	13.4%
Effective tax rate	24.2%	24.0%

	( Stated in millions except per share amounts )
	First Quarter 2012
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger income from continuing operations, as reported	$1,687	$400	$5	$1,282	$0.95
Merger and integration costs	15	2	—	13	0.01

Schlumberger income from continuing operations, excluding charges & credits	$1,702	$402	$5	$1,295	$0.96

	First Quarter 2012
	GAAP	Excluding Charges
Pretax return on sales	17.0%	17.2%
After tax return on sales	12.9%	13.1%
Effective tax rate	23.7%	23.6%

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This document, the second-quarter 2012 earnings release and other statements we make contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its segments (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; oil and natural gas prices; Schlumberger’s effective tax rate; improvements in operating procedures and technology; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, global economic conditions; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world; pricing erosion; weather and seasonal factors; the ability to respond to increased activity levels; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; the inability of technology to meet new challenges in exploration; and other risks and uncertainties detailed in our second-quarter 2012 earnings release, our most recent Form 10-K and other filings that we make with the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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